EXHIBIT 1.1

BLPP 1

REFERENCE AGREEMENT

Dated:             __, 2008

This Reference Agreement among Barclays Capital Inc. as Depositor and Supervisor,                      as Evaluator, and The Bank of New York, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Standard Terms and Conditions of Trust For BLPP Dated             __, 2008 (Effective for BLPP 1 and Subsequent Series)” (the “Standard Terms and Conditions of Trust”) and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

WITNESSETH THAT:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee, Evaluator and Supervisor agree as follows:

PART I

STANDARD TERMS AND CONDITIONS OF TRUST

Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

PART II

SPECIAL TERMS AND CONDITIONS OF TRUST

The following special terms and conditions are hereby agreed to:

1. The Securities listed in the Schedule A hereto have been deposited in trust under this Reference Agreement.

2. The fractional undivided interest in and ownership of the Company represented by each Unit thereof is a fractional amount, the numerator of which is one and the denominator of which is the amount set forth under “Investment Overview—Statement of Financial Condition—Number of Units” in the Prospectus for the Company.

3. The aggregate number of Units described in Section 2.03(a) for the Company is that number of Units set forth under “Investment Overview—Statement of Financial Condition—Number of Units” in the Prospectus for the Company.

4. The term “Adverse Tax Change Replacement Security” shall mean a combination of debt obligations and warrants, Options or similar securities that (a) are issued by issuers with long-term obligation credit ratings of AA/Aa or better by at least one nationally recognized statistical rating organization that is registered with the Securities and Exchange Commission under Section 15E of the Securities Exchange Act of 1934, as amended, or any successor law, rule or regulation, (b) mature on or about the Company’s Mandatory Termination Date, (c) meet the Investment Criteria, (d) allow the Trustee to maintain the qualification of the Company as a “regulated investment company” as defined in the United States Internal Revenue Code of 1986, as amended, and (e) generate current cash income sufficient to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise taxes on the Company or on undistributed income in the Company.

5. The term “Distribution Date” shall mean the date or dates set forth under “Investment Overview—Essential Information—Distribution dates” in the Prospectus for the Company.

6. The term “Investment Objective” shall mean seeking participation by the Company in any appreciation of the Specified Index above the Starting Value of the Specified Index (as defined in the Prospectus) while seeking protection from loss in respect of a decline in the value of the Specified Index below the Starting Value of the Specified Index. The term “Specified Index” shall mean the Standard & Poor’s 500 Index, provided, however, if at any time the Specified Index shall no longer be compiled, maintained or made available, the Depositor may (a) direct that the Company continue to be operated hereunder utilizing securities based on the components of the Specified Index, and the percentage weightings of such components, as existed on the last date on which the Specified Index components and weightings were available to the Company or (b) direct the Trustee to terminate the Indenture and the related Company and liquidate the Company in such manner as the Depositor shall direct. The term “Starting Value” shall have the meaning described in the Prospectus.

7. The term “Mandatory Termination Date” shall mean the date set forth under “Investment Overview—Essential Information—Mandatory termination date” in the Prospectus for the Company.

8. The term “Record Date” shall mean the date or dates set forth under “Investment Overview—Essential Information—Record dates” in the Prospectus for the Company.

9. The Depositor shall not receive any compensation under Section 3.13.

10. The Evaluator’s annual compensation as set forth under Section 5.03 shall be $         per Unit.

11. The Trustee’s annual compensation as set forth under Section 7.04 shall be $         per Unit.

12. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, unless directed by the Depositor in writing, the Trustee shall satisfy all Unit redemptions through an In Kind Distribution as described in Section 6.02.

IN WITNESS WHEREOF, the undersigned have caused this Reference Agreement to be executed; all as of the day, month and year first above written.

BARCLAYS CAPITAL INC.

By
Name
Title

CORPORATE ACKNOWLEDGMENT

STATE OF __________	}
	}	ss.
COUNTY OF _______	}

On the      day of              in the year 2008, before me personally came                     , to me known, who, being by me duly sworn, did depose and say that he/she resides in             ,             ; that he/she is                     , of Barclays Capital Inc., the company described in and which executed the above instrument; and that he signed his/her name thereto by authority of the board of directors of said company.

Notary Public

(Notarial Seal)

RPL § 309 – Corporate-no seal

[EVALUATOR]

By
Name
Title

CORPORATE ACKNOWLEDGMENT

STATE OF __________	}
	}	ss.
COUNTY OF _______	}

On the      day of              in the year 2008, before me personally came                     , to me known, who, being by me duly sworn, did depose and say that he/she resides in                     ; that he/she is a                      of the above named company described in and which executed the above instrument; and that he/she signed his/her name thereto by authority of the board of directors of said company.

Notary Public

(Notarial Seal)

RPL § 309 – Corporate-no seal

THE BANK OF NEW YORK

By
Name
Title

CORPORATE ACKNOWLEDGMENT

STATE OF NEW YORK	}
	}	ss.
COUNTY OF KINGS	}

On the      day of          in the year 2008, before me personally came                     , to me known, who, being by me duly sworn, did depose and say that he/she resides in Brooklyn, New York; that he/she is a                      of The Bank of New York, the company described in and which executed the above instrument; and that he/she signed his/her name thereto by authority of the board of directors of said company.

Notary Public

(Notarial Seal)

RPL § 309 – Corporate-no seal

SCHEDULE A TO REFERENCE AGREEMENT

SECURITIES INITIALLY DEPOSITED

IN

BLPP 1

Incorporated herein by this reference and made a part hereof is the schedule set forth under “Schedule of Investments” in the Prospectus for the Company.